Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction

Vaxart Biosciences, Inc.	Delaware
Biota Holdings Pty, Ltd.	Australia
Biota Scientific Management Pty, Ltd.	Australia
Biota Europe Limited	United Kingdom
Anaconda Pharma, S.A.S.	France